Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

TRANE REPORTS 2007 RECORD RESULTS, PROVIDES 2008 OUTLOOK

•	Exceeds full-year guidance for income per diluted share from continuing operations

•	Reports fourth-quarter income per diluted share from continuing operations of 32 cents; 33 cents on an adjusted basis, up 27 percent

•	Delivers 14.2 percent increase in fourth-quarter sales, up 10.2 percent for the year

•	Provides 2008 full-year outlook: sales up 5-6 percent, income from continuing operations up 18-26 percent, adjusted income from continuing operations up 21-28 percent

•	Expects completion of sale to Ingersoll Rand in second quarter

PISCATAWAY, N.J., Jan. 29, 2008 – Trane Inc. (NYSE: TT) today announced fourth-quarter income from continuing operations (Trane Air Conditioning Systems and Services) of 32 cents per diluted share, down from 36 cents a year ago. Fourth-quarter 2006 results included a benefit of 10 cents related primarily to the sale of some operations in Australia and tax items. Adjusted income from continuing operations was 33 cents per diluted share, up 27 percent from 26 cents a year ago. Adjusted income excluded various costs and benefits that are detailed in the financial charts that follow this text. Sales from continuing operations were $1.82 billion, up 14.2 percent (up 11.9 percent in local currencies). Both the company’s former Vehicle Control Systems (WABCO) and Bath and Kitchen segments are classified as discontinued operations.

“We delivered a good fourth quarter and a good year,” said Fred Poses, chairman and CEO. “We saw continued strength in commercial equipment systems and services, which more than offset the ongoing weakness in the residential part of our business. We had a very strong fourth quarter in global parts, services and solutions as we continue to build this important part of our business, which today represents about 30 percent of Trane.

“On Oct. 31, we completed the sale of our Bath and Kitchen business to Bain Capital, and in November, we changed our name from American Standard Companies to Trane. In December, we announced an agreement to be acquired by Ingersoll Rand for $36.50 in cash and .23 Ingersoll Rand shares of common stock for each Trane share. We believe this sale offers an attractive price for our shareowners today and the opportunity to participate in a $17 billion global diversified company in the future.

“Since the announcement, we’ve been working with Ingersoll Rand on all the steps necessary for regulatory and shareowner approval. The sale is expected to be completed in the second quarter. In addition, our two companies have begun integration planning to realize the benefits of the combination as quickly as possible,” said Poses.

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Trane Q4 / Year-End 2007 Earnings - 2

FULL-YEAR RESULTS

Sales for the year were $7.45 billion, up 10.2 percent from $6.76 billion a year ago (up 8.8 percent in local currencies). Full-year income from continuing operations was $1.96 per diluted share on a GAAP basis, up 5 percent from $1.87 in 2006. On an adjusted basis, income from continuing operations was $1.98 per diluted share, up 14 percent from $1.73. The company had estimated income from continuing operations of $1.89-$1.94 per diluted share on a GAAP basis and $1.90-$1.95 on an adjusted basis.

For the year, the company generated $873.4 million in net cash provided by operating activities and $580.1 million in free cash flow, up from $706.3 million in net cash provided by operating activities and $441.8 million in free cash flow in 2006. These numbers include cash generated by Trane as well as Bath and Kitchen and WABCO vehicle control systems when they were part of the company. The company paid cash dividends of 68 cents for each share of common stock and repurchased 12.7 million shares of stock in 2007.

2008 OUTLOOK

“We ended the year with a healthy commercial equipment backlog of $966.8 million, up 8 percent (in local currencies) from the end of 2006. Because of our backlog and order pace, we expect global commercial equipment systems as well as our parts, services and solutions to continue to grow nicely. At the same time, we don’t expect the challenging conditions of the U.S. residential market to turn around soon,” said Poses.

“Even under these uncertain economic conditions, we’re well-positioned for continued growth because our underlying fundamentals remain strong. A large part of our U.S. business is driven by renovation and replacement, not new construction, and we serve a diverse base of industries with our systems and services. We have a growing presence outside the U.S., where market conditions are expected to be better. We continue to grow our parts, services and solutions because of our expanding capabilities and increasing customer demand. In addition, the importance of energy efficiency is helping all aspects of our business.

“In developing our 2008 outlook, we considered Trane as an independent company with no share repurchases. On that basis, we would expect full-year sales growth of 5-6 percent, full-year income from continuing operations of $473.5 million-$503.5 million, up 18-26 percent, and adjusted income from continuing operations of $490.0 million-$520.0 million, up 21-28 percent,” said Poses.

“During the first quarter, we expect continued strength in commercial markets. In the residential part of our business, we expect lower sales and continued unfavorable inventory-related financial impact,” said Poses. “We expect overall first-quarter sales to increase 6-8 percent, with income from continuing operations of $54.5 million-$60.5 million (down 4.7 percent to up 5.8 percent) and adjusted income from continuing operations of $61.5 million-$67.5 million (up about 5-15 percent).”

FOURTH-QUARTER 2007 HIGHLIGHTS

During the quarter, researchers at the Harvard School of Public Health and scientists at Environmental Health and Engineering, Inc. found that the company’s whole-house air filtration system, sold as Trane CleanEffects™ and American Standard AccuClean™, removed more than 99 percent of the common flu virus from the air. The researchers also concluded that Trane CleanEffects and American Standard AccuClean are equally effective at removing other forms of the virus including influenza B, influenza C and avian influenza. As a result of the way these whole-house air cleaners work, occupants of homes with these systems will have reduced airborne exposure to the flu virus. Also designed for household use, the Trane XV95, the market’s highest efficiency gas furnace, is doing very well in the marketplace after its third-quarter consumer launch.

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Trane Q4 / Year-End 2007 Earnings - 3

For commercial customers, the company introduced the Trane RTWD, the industry’s most energy-efficient screw chiller in the 70- to 150-ton range. Trane RTWD offers up to 7 percent more full-load efficiency than other chillers on the market and exceeds current ASHRAE 90.1 efficiency standards as well as forecasted future updates. The new chiller is designed for a wide variety of cooling environments, including schools, office environments, hospitals and industrial process applications.

Large contracts signed during the quarter included ones for Raffles Beijing (Beijing, China); Airport City Belgrade (Belgrade, Serbia); Carrefour (two energy-efficient stores in Beijing and Wuhan, China, and the energy management system central operation center in Shanghai, China); Dow Chemical Company (Shanghai, China); Evans Memorial Hospital (Claxton, Ga.); Fiat (Cassino, Italy); Inorbit Mall (Mumbai, India); Jangji-Dong Central Energy Supply district cooling project (Seoul, Korea); Jefferson Regional Medical Center (suburban Pittsburgh, Pa.); Knox County Schools (Knox County, Tenn.); Hôpital Croix Rousse à Lyon (Lyon, France); Melia Sharm Hotel and Resort (Sharm El Sheikh, Egypt); Nile University (Cairo, Egypt); Pace University (New York City, N.Y.); Police Hospital (Alexandria, Egypt); Samsung Electronics (Hwasung, Korea); Spotlight 29 Casino (Coachella, Calif.); Tesco (six locations in Thailand); Thompson Health (Canadaigua, N.Y.); and Tropicana Resort - Sahl Hashish (Hurghada, Egypt).

About Trane

Trane Inc., formerly known as American Standard Companies and previously traded on the NYSE under the symbol “ASD,” provides heating, ventilation and air conditioning (HVAC) systems and services that enhance the quality and comfort of the air in homes and buildings around the world. The company offers customers a broad range of energy-efficient HVAC systems; dehumidifying and air cleaning products; service and parts support; advanced building controls; and financing solutions. The company’s HVAC systems and services have leading positions in premium commercial, residential, institutional and industrial markets; a reputation for reliability, high quality and product innovation; and a powerful distribution network. Trane’s 2007 annual revenues are approximately $7.45 billion. The company has more than 29,000 employees and 34 production facilities worldwide. For more information, visit these Web sites: www.trane.com and www.americanstandardair.com.

For more information, reporters may contact: Skip Colcord, (732) 980-3065, hcolcord@trane.com, or Shelly London, (732) 980-6175, slondon@trane.com.

For more information, investors and financial analysts may contact: Bruce Fisher, (732) 980-6095, bfisher@trane.com.

PLEASE NOTE: Trane Chairman and CEO Frederic Poses and CFO Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9 a.m. EST today. Related financial charts, reconciliations between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available in the accompanying financial tables and under the heading, “Trane’s Fourth-Quarter 2007 Results” on the company’s Web site, www.trane.com. Reporters and the public are invited to listen to the call, which will be broadcast on the company’s Web site and archived for one year. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (719) 325-4915.

Please call five-to-10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from noon EST today until midnight EST on Feb. 5. For the replay, please dial (719) 457-0820. The replay access code is 1664000.

On Feb.1, 2007, Trane, then known as American Standard Companies, announced plans to separate its three businesses. On July 31, 2007, the company completed the spinoff of its Vehicle Control Systems business as an independent company known as WABCO (NYSE:WBC). On Oct. 31, 2007, the company sold its Bath and Kitchen business to funds advised by Bain Capital Partners, LLC. On Nov. 28, 2007, the company changed its name to Trane to reflect its focus on its remaining business, Air Conditioning Systems and Services. On Dec. 17, 2007, the company announced that it had entered into an agreement to be acquired by Ingersoll-Rand Company Limited (NYSE: IR).

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Trane Q4 / Year-End 2007 Earnings – 4

Comments in this news release, particularly those related to guidance, contain certain forward-looking statements, which are based on management’s good faith expectations and beliefs concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; (iii) the actual level of construction activity in the company’s end-markets; (iv) periodic adjustments to accruals for contingent liabilities, including accruals associated with litigation matters, government investigations, asbestos liabilities and asbestos insurance recoveries; and (v) the amount and timing of operational consolidation expenses and gains or losses on asset sales and tax items. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2006 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. In addition, there are risks and uncertainties relating to the sale of Trane to Ingersoll-Rand Company Limited, including the failure to obtain Trane stockholder approval or the failure to satisfy any of the other conditions to closing, costs relating to the proposed transaction, and disruption from the transaction making it more difficult to operate the business prior to closing of the transaction and to maintain relationships with customers, employees, distributors or suppliers. Trane does not undertake any obligation to update any forward-looking statements after the date on which such statements are made.

To facilitate understanding of fourth-quarter results, several tables follow this news release. Adjusted operating income, adjusted income from continuing operations, adjusted income from continuing operations per diluted share and free cash flow are non-GAAP financial measures that exclude operational consolidation expenses, gains on sale of assets, tax items, foreign exchange translation and separation costs. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. In addition, the company uses adjusted income from continuing operations and adjusted operating income to make strategic and capital investment decisions, allocate resources and report business performance to the board of directors. Certain non-GAAP measures, including free cash flow, may be used, in part, to determine incentive compensation for current employees.

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Trane

Statement of Operations

(Unaudited)

In millions except per share data	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Sales	$1,822.4	$1,596.2	$7,449.6	$6,758.1
Cost of sales	1,343.9	1,145.0	5,331.9	4,796.1
Selling and administrative expenses	358.1	340.2	1,400.2	1,312.0

Operating Income	120.4	111.0	717.5	650.0
Interest expense	25.8	27.3	109.6	114.6
Other (income) expense	5.6	(13.7)	5.5	(8.2)

Income from continuing operations, before income taxes	89.0	97.4	602.4	543.6
Income taxes	26.4	23.0	202.2	157.7

Income from continuing operations	$62.6	$74.4	$400.2	$385.9

Income per share:
Basic Income from continuing operations	$0.32	$0.37	$2.01	$1.91

Diluted Income from continuing operations	$0.32	$0.36	$1.96	$1.87

Average common shares outstanding
Basic	193.2	199.5	199.0	201.7
Diluted	198.0	204.4	204.5	206.3

Reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations per Diluted

Common Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Income from continuing operations	$62.6	$74.4	$400.2	$385.9

Adjustments:
Operational consolidation expenses, net of tax	0.1	1.0	2.0	1.4
Tax items	(5.9)	(12.1)	(4.5)	(19.9)
Gain on sale of assets, net of tax	—	(10.3)	—	(10.3)
Separation costs, net of tax	1.6	—	1.6	—
Merger advisory fees, net of tax	6.4	—	6.4	—

Adjusted income from continuing operations	$64.8	$53.0	$405.7	$357.1

Adjusted income from continuing operations per diluted common share	$0.33	$0.26	$1.98	$1.73

Note: The presentation of adjusted income from continuing operations and adjusted income from continuing operations per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner. The information herein represents the results for Trane on a continuing operations basis; the results for discontinued operations and the total Company will be available in the Company's annual report on Form 10-K when filed.

Trane

Data Supplement Sheet

(Unaudited)

In millions	Three Months Ended December 31,
	Reported 2007	Reported 2006	% Chg vs. 2006	% Chg vs. 2006 Adjusted (1)
Sales	$1,822.4	$1,596.2	14.2%	11.9%
Operating Income	$120.4	$111.0	8.5%	3.6%
Operating Income as a Percentage of Sales	6.6%	7.0%	-0.4 pts	-0.5 pts
Income from Continuing Operations Before Income Taxes	$89.0	$97.4
Income from Continuing Operations Before Income Taxes as a Percentage of Sales	4.9%	6.1%

	2007	2006
Operating Income Reconciliation
Reported Operating Income	$120.4	$111.0
Operational Consolidation Expenses	0.1	1.5

Subtotal	120.5	112.5
Foreign Exchange Translational Effects	(4.0)	—

Adjusted Operating Income	$116.5	$112.5

In millions	Twelve Months Ended December 31,
	Reported 2007	Reported 2006	% Chg vs. 2006	% Chg vs. 2006 Adjusted (1)
Air Conditioning Systems and Services
Sales	$7,449.6	$6,758.1	10.2%	8.8%
Operating Income	$717.5	$650.0	10.4%	8.8%
Operating Income as a Percentage of Sales	9.6%	9.6%	0.0 pts	0.1 pts
Income from Continuing Operations Before Income Taxes	$602.4	$543.6
Income from Continuing Operations Before Income Taxes as a Percentage of Sales	8.1%	8.0%
Backlog	$966.8	$870.1

	2007	2006
Operating Income Reconciliation
Reported Operating Income	$717.5	$650.0
Operational Consolidation Expenses	2.6	2.1

Subtotal	720.1	652.1
Foreign Exchange Translational Effects	(10.5)	—

Adjusted Operating Income	$709.6	$652.1

(1)	Excluding the impact of foreign exchange translational effects and operational consolidation expenses is not in conformity with generally accepted accounting principles (GAAP). Changes in sales and operating income excluding foreign exchange effects are calculated using current year sales and operating income translated at prior year exchange rates.

Trane

Reconciliation of Income From Continuing Operations to Adjusted Income From Continuing Operations

(Unaudited)

In millions	Q1 2008	FY 2008
Income from continuing operations	$54.5 - $ 60.5	$473.5 - $503.5
Operational consolidation expenses, net of tax	1.5	1.5
Merger advisory fees, net of tax (1)	5.5	15.0

Adjusted Income from continuing operations	$61.5 - $67.5	$490.0 - $520.0

In millions	Q1 2007	FY 2007
Income from continuing operations	$57.2	$400.2
Operational consolidation expenses, net of tax	0.2	2.0
Separation costs, net of tax and separation related tax costs	—	1.6
Merger advisory fees, net of tax (1)	—	6.4
Tax items	1.2	(4.5)

Adjusted Income from continuing operations	$58.6	$405.7

Note: The presentation of adjusted income from continuing operations is not in conformity with generally accepted accounting principles (GAAP). This measure may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

(1)	Represents actual and estimated merger advisory fees related to previously announced pending Ingersoll Rand acquisition of Trane.

Trane

Reconciliation of Net Cash Provided By

Operating Activities to Free Cash Flow

(Unaudited)

In millions	Three Months Ended December 31,
	2007	2006
Net cash provided by operating activities (1)	$330.7	$282.7

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(101.8)	(118.9)
Proceeds from disposals of property	—	4.6

Free cash flow (2)	$228.9	$168.4

In millions	Twelve Months Ended December 31,
	2007	2006
Net cash provided by operating activities (1)	$873.4	$706.3

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(293.3)	(285.1)
Proceeds from disposals of property	—	20.6

Free cash flow (2)	$580.1	$441.8

(1)	2007 and 2006 Includes continuing and discontinued operations
(2)	Excludes separation activities in 2007 related to terminating accounts receivable securitization program, separation and merger costs as well as accelerated pension contributions and proceeds from the disposition of a business. Includes receipt of cash from a trust related to an insurance settlement.

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company's operating performance. Free cash flow is one of several measures used to determine incentive compensation for certain employees.

Trane

Reconciliation of Net Cash Provided By

Operating Activities to Free Cash Flow

(Unaudited)

In millions	Twelve Months Ended December 31,
	2008 Estimate		2007
Net cash provided by operating activities (1)	Approx.	663.0	$873.4

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	Approx.	(205.0)	(293.3)
Proceeds from disposals of property	Approx.	17.0	—

Free cash flow (2) (3)	Approx.	475.0	$580.1

(1)	2007 Includes continuing and discontinued operations; 2008 Estimate is Trane only.
(2)	Excludes separation activities in 2007 related to terminating accounts receivable securitization program, separation and merger costs as well as accelerated pension contributions and proceeds from the disposition of businesses. Includes receipt of cash from a trust related to an insurance settlement.
(3)	Estimate for 2008 excludes separation and merger costs

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company's operating performance. Free cash flow is one of several measures used to determine incentive compensation for certain employees.